Media Contact:         David Rubinger 404.502.1240 / david.rubinger@statebt.com
Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Announces Increase in Quarterly Cash Dividend

ATLANTA, GA, May 28, 2014 - The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a quarterly dividend of $.04 per common share payable on June 17, 2014 to the common stock shareholders of record as of June 9, 2014. The dividend represents an increase of $.01 per common share, or 33%, over the dividend paid in the previous quarter.

About State Bank Financial Corporation and State Bank and Trust Company
State Bank Financial Corporation (NASDAQ: STBZ) is the holding company for State Bank and Trust Company, one of Georgia’s best-capitalized banks, with approximately $2.6 billion in assets as of March 31, 2014. State Bank has locations in Metro Atlanta and Middle Georgia.

To learn more about State Bank, visit www.statebt.com.